Exhibit 99.1

GTSI Reports First Quarter Results

Continues Investment in Sales & Marketing to Meet Growing Federal IT Market

CHANTILLY, VA. — April 28, 2005 — GTSI® Corp. (Nasdaq: GTSI), a leading government information technology solutions aggregator, today announced financial results for the quarter ended March 31, 2005, and monthly sales (see attached tables).

For the first quarter 2005, GTSI reported sales of $157 million, a 12% decline over the same period a year ago, and reported a net loss of $5.8 million ($0.65 per diluted share).  Selling, general and administrative expenses were $28.3 million, up 30%, driven primarily by the company’s strategy to grow its marketing and sales organizations, and expenses associated with the implementation of an enterprise resource planning (ERP) system.

Gross margin dollars in the first quarter of 2005 were flat with the same period a year ago, while gross margin percentage increased 140 basis points to 11.5% due to product mix and improved pricing.

Booked revenue for the quarter was up 2% and backlog at the end of the quarter increased by 9.5% year-over-year even though the year started with backlogs substantially down from the prior year.  During the quarter backlog grew $20.5 million.

“The first quarter is traditionally the weakest for GTSI.  In addition, the strategic decision we made in mid-2004 to rapidly accelerate our hiring of new employees is having an impact on the first half of 2005 due to higher expenses,” said Dendy Young, Chairman and Chief Executive Officer of GTSI.  “This expansion of resources will help us to take advantage of growing IT budgets, especially at the federal government level.  While it takes a certain amount of time for our newly hired sales professionals to reach full productivity, we remain convinced that these investments in people will enable GTSI to take full advantage of the anticipated growth in federal IT spending and to grow our market share.”

In March, INPUT, a leading IT research firm, presented a comprehensive report outlining its forecast for federal IT spending until 2009.  INPUT estimates that budgets will grow on a compounded annual growth rate of 6.6% to $80.7 billion.

As a company that generates 95% of its sales from the federal government, it is important to note that GTSI generally achieves more than two-thirds of its sales during the second half of the year due to the federal government fiscal year-end of September 30th.

Operations and Financial Update

As was announced in July 2004, GTSI has initiated a strategic growth plan designed to double revenue, increase margin, and improve productivity.  GTSI continued to make strides in the first quarter of 2005 by growing its sales organization, vigorously enforcing new pricing processes to improve margin, and continuing activities related to increasing productivity.

Tom Mutryn, GTSI’s Senior Vice President and Chief Financial Officer, commented, “GTSI continues to have a very strong balance sheet with no long-term debt and stockholders’ equity of $86.8 million ($9.59 per share(1)).  In addition to the expenses associated with hiring, the company continued to invest in the deployment of a new ERP system which resulted in a significant impact on the bottom line.”

(1) Shareholders’ equity of $86.8 million divided by common stock shares outstanding of 9,046,893 at March 31, 2005 equals $9.59 per share.

In the first quarter, the company completed the build-out of its ERP system.  On April 19th, the system went live.  It is anticipated that the ERP will help provide a more robust technology platform to manage the business and increase productivity as compared to the unsupportable legacy platform.

March 2005 Monthly Sales

Sales for March 2005 were $59.2 million, representing a 12.8% decline of average daily sales from March 2004 of $67.9 million.  Month-end total backlog for March was $107.3 million or a 9.5% increase versus $98 million for the same period last year while net bookings for March 2005 totaled $71 million as compared to $82.8 million for March 2004, a 14.3% decrease.

Last year in the month of March, the company closed several large transactions, resulting in an unusually strong month, with a 33% increase in bookings compared to 2003.

Changes to Credit Facility

On April 27 GTSI’s lead lender GE Commercial Distribution Finance approved an increase in the company’s credit facility from $125 million to $165 million.  In addition to increasing the amount of the facility, GTSI added Wachovia and M&T Bank to the lender syndicate, which also includes SunTrust Bank.  The added capacity will allow GTSI to accommodate expected growth in floor-planning and short-term borrowing needs.

Authorized Share Buyback Program

At its regularly scheduled quarterly meeting, GTSI’s Board of Directors approved an increase to the company’s share repurchase program.  “The Board’s authorization of a share repurchase program reflects their confidence in the management and its strategic goals, as well as their belief that GTSI represents an attractive investment,” said Mr. Young.

The increased authorization was for $7.3 million which, combined with the remaining $2.7 million available under previous authorizations, results in $10 million available for repurchase.

If and when the company repurchases shares, it will do so on the open market, through block trades or otherwise.  The amount of share repurchases, and the timing of purchases, will be based upon capital requirements, general business conditions and other factors.  The company may hold the repurchased shares in treasury for general corporate purchases, including issuances under GTSI’s employee stock purchase plan.

Conference Call

An investor conference call to discuss first quarter results is scheduled for 11:00 a.m. Eastern Time April 28, 2005.  Interested parties are invited to participate by calling 800-247-9979 or 973-409-9254, no pass code is required.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through April 28, 2006.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm EST, May 4, 2005.  To access the replay, please dial 877-519-4471 or 973-341-3080, pass code 5968197.

About GTSI Corp.

GTSI Corp. is an information technology (IT) solutions leader, focusing exclusively on Federal, State, and Local government customers worldwide.  For two decades, GTSI has served those customers by teaming with global IT leaders like Panasonic, Cisco, Sun Microsystems, HP, and Microsoft.  Offering a broad range of products and services, an extensive contract portfolio, and ISO 9001:2000 standard for quality management GTSI uses its Technology Practices to deliver “best of breed” solutions that help government customers do their job more effectively.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

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GTSI Corp.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months March 31,		Change from 2004
	2005	2004	Actual	Percentage
Sales	$157,001	$178,623	$(21,622)	-12.1%
Cost of sales	138,922	160,541	(21,619)	-13.5%
Gross margin	18,079	18,082	(3)	0.0%
Selling, general, and administrative expenses	28,291	21,697	6,594	30.4%
Loss from operations	(10,212)	(3,615)	(6,597)	-182.5%
Interest and other income, net	729	1,333	(604)	-45.3%
Loss before income taxes	(9,483)	(2,282)	(7,201)	-315.6%
Income tax benefit	(3,673)	(901)	(2,772)	-307.7%
Net loss	$(5,810)	$(1,381)	$(4,429)	-320.7%
Basic net loss per share	$(0.65)	$(0.16)	$(0.49)	-303.6%
Diluted net loss per share	$(0.65)	$(0.16)	$(0.49)	-303.6%
Weighted average shares outstanding:
Basic	9,002	8,556	446	5.2%
Diluted	9,002	8,556	446	5.2%

GTSI Corp.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004	Change from December 31, 2004	% Change from December 31, 2004
ASSETS
Current assets:
Cash	$23,972	$397	$23,575	5938.3%
Accounts receivable, net	131,447	210,606	(79,159)	-37.6%
Merchandise inventories	42,170	59,184	(17,014)	-28.7%
Other current assets	14,340	9,616	4,724	49.1%
Total current assets	211,929	279,803	(67,874)	-24.3%
Property and equipment, net	15,511	15,183	328	2.2%
Other assets	1,172	1,400	(228)	-16.3%
TOTAL ASSETS	$228,612	$296,386	$(67,774)	-22.9%
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$—	$1,179	$(1,179)	-100.0%
Accounts payable	117,019	173,218	(56,199)	-32.4%
Accrued liabilities	13,182	14,734	(1,552)	-10.5%
Deferred revenue	6,253	9,216	(2,963)	-32.2%
Accrued warranty liabilities	2,015	2,429	(414)	-17.0%
Total current liabilities	138,469	200,776	(62,307)	-31.0%
Other liabilities	3,373	3,473	(100)	-2.9%
Total liabilities	141,842	204,249	(62,407)	-30.6%
Stockholders’ equity	86,770	92,137	(5,367)	-5.8%
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$228,612	$296,386	$(67,774)	-22.9%

GTSI Corp.

	Business Days in Month(1)	Sales ($ in Millions)	Year-over-Year Change Average Daily Sales	Month-End Total Backlog ($ in Millions)	Year-over-Year Change	Monthly Bookings ($ in Millions)	Year-over-Year Change Average Daily Bookings
January 2003	22	53.5	14.3%	92.5	28.1%	54.7	29.0%
February 2003	19	55.8	10.9%	85.1	-14.6%	48.4	-37.8%
March 2003	21	69.6	-16.7%	72.2	-22.8%	56.7	-26.4%
April 2003	22	48.3	5.0%	89.8	-12.7%	65.9	19.2%
May 2003	20	60.4	8.2%	86.8	-24.7%	57.4	-14.6%
June 2003	21	81.0	-17.6%	106.2	-10.3%	100.4	-1.1%
July 2003	22	75.5	1.8%	116.5	-4.4%	85.8	10.4%
August 2003	21	65.4	-17.1%	131.6	0.3%	80.5	-8.2%
September 2003	21	132.2	4.9%	228.3	12.1%	228.9	13.3%
October 2003	23	113.0	8.1%	192.9	19.7%	77.6	25.0%
November 2003	18	93.2	4.7%	144.0	35.1%	44.3	18.7%
December 2003	22	106.3	24.2%	102.8	12.6%	65.1	-6.4%
January 2004	21	58.4	14.4%	89.6	-3.1%	45.2	-13.4%
February 2004	19	52.3	-6.3%	83.1	-2.4%	45.8	-5.4%
March 2004	23	67.9	-10.9%	98.0	35.7%	82.8	33.3%
April 2004	22	73.8	52.8%	123.0	37.0%	98.8	49.9%
May 2004	20	72.2	19.5%	132.9	53.1%	82.1	43.0%
June 2004	22	93.0	9.6%	155.0	46.0%	115.1	9.4%
July 2004	21	89.5	24.2%	173.0	48.5%	107.5	31.3%
August 2004	22	84.9	23.9%	192.8	46.5%	104.7	24.2%
September 2004	21	156.2	18.2%	257.0	12.6%	220.4	-3.7%
October 2004	21	107.7	4.4%	207.8	7.7%	58.5	-17.4%
November 2004	20	93.2	-10.0%	152.7	6.0%	38.1	-22.6%
December 2004	21	127.0	25.2%	86.8	-15.6%	61.1	-1.7%
January 2005	21	54.8	-6.2%	83.1	-7.3%	51.1	13.1%
February 2005	19	43.0	-17.8%	95.5	14.9%	55.4	21.0%
March 2005	23	59.2	-12.8%	107.3	9.5%	71.0	-14.3%

(1) All percentage calculations are based on data per business day calculations